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Exhibit 10.22

EMPLOYEE AND DIRECTOR MATTERS AGREEMENT

by and between

ALLETE, Inc.

and

ADESA, Inc.

May    , 2004

i

EMPLOYEE AND DIRECTOR MATTERS AGREEMENT

        This EMPLOYEE AND DIRECTOR MATTERS AGREEMENT is entered into on May    , 2004, between ALLETE, Inc., a Minnesota corporation ("ALLETE") and ADESA, Inc., a Delaware corporation ("ADESA"). Capitalized terms used herein (other than the formal names of ALLETE Plans (as defined below) or ADESA Plans (as defined below)) and not otherwise defined, shall have the respective meanings assigned to them in Article I hereof.

RECITALS

        WHEREAS, ALLETE owns all of the currently issued and outstanding common stock of ADESA;

        WHEREAS, ADESA intends to consummate an underwritten initial public offering of up to 19.9% of the total outstanding shares of ADESA common stock (the "IPO");

        WHEREAS, the Board of Directors of ALLETE has announced that following the IPO, it intends to distribute any remaining equity interest in ADESA held by ALLETE to the stockholders of ALLETE in the form of a stock dividend (the "Spin-off"); and

        WHEREAS, as part of the foregoing, the parties desire to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain compensation, benefits plans, programs and arrangements and certain employee and director matters;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Wherever used in this Agreement, the following terms shall have the meanings indicated below, unless a different meaning is plainly required by the context. The singular shall include the plural, unless the context indicates otherwise. Headings of sections are used for convenience of reference only, and in case of conflict, the text of this Agreement, rather than such headings, shall control:

        1.1   "ADESA" shall mean ADESA, Inc., a Delaware corporation and includes each Subsidiary and Affiliate of ADESA immediately after the Spin-off Date, or that is contemplated to be a Subsidiary or Affiliate of ADESA and each Person that becomes a Subsidiary or Affiliate of ADESA after the Spin-off Date.

        1.2   "ADESA Claims" is defined in Section 4.1.

        1.3   "ADESA Employee" means any individual who is: (a) either actively employed by, or on leave of absence from ADESA; (b) an ADESA Transferred Employee; (c) an ADESA Terminated Employee; or (d) an employee or group of employees designated as ADESA Employees by ALLETE and ADESA, by mutual agreement.

        1.4   "ADESA Terminated Employee" means any individual who is a former employee of ADESA.

        1.5   "ADESA Transferred Employee" means any individual who will cease employment at ALLETE and commence employment at ADESA in connection with the IPO or the Spin-off.

        1.6   "Affiliate" means, with respect to any specified Person, means any entity that Controls, is Controlled by, or is under common Control with such Person. For this purpose, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by control, or otherwise.

        1.7   "Agreement" means this Employee and Director Matters Agreement, including all the Schedules hereto, and all amendments made hereto from time to time.

        1.8   "ADESA Board" means the board of directors of ADESA.

        1.9   "ADESA Director" means a member of the ADESA Board.

        1.10 "ADESA Option Ratio" means the fair market value of ALLETE common stock pre-Spin-off divided by the fair market value of ADESA common stock post-Spin-off.

        1.11 "ALLETE" means ALLETE, Inc., a Minnesota corporation.

        1.12 "ALLETE Board" means the board of directors of ALLETE.

        1.13 "ALLETE Deferred Stock Units" shall mean any deferred stock units issued by ALLETE pursuant to the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan.

        1.14 "ALLETE Director" means a member of the ALLETE Board.

        1.15 "ALLETE Employee" means an individual who is: (a) either actively employed by, or on leave of absence from ALLETE; (b) an ALLETE Terminated Employee; or (c) an employee or group of employees designated as ALLETE Employees by ALLETE and ADESA, by mutual agreement.

        1.16 "ALLETE Group" means ALLETE and each Subsidiary and Affiliate of ALLETE (or any predecessor organization thereof).

        1.17 "ALLETE Option Ratio" means the fair market value of ALLETE common stock pre-Spin-off divided by the fair market value of ALLETE common stock post-Spin-off.

        1.18 "ALLETE Performance Share" means a performance share granted pursuant to the ALLETE, Inc. Director Long-Term Stock Incentive Plan or the ALLETE, Inc. Executive Long-Term Incentive Compensation Plan.

        1.19 "ALLETE Terminated Employee" means any individual who is a former employee of ALLETE and who does not become an ADESA Transferred Employee.

        1.20 "Ancillary Agreements" means all of the underlying agreements, documents and instruments referred to, contemplated by, or made a part of the Master Separation Agreement.

        1.21 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        1.22 "Director Compensation Deferral Plan" when preceded by "ALLETE" means the ALLETE Director Compensation Deferral Plan, and when preceded by "ADESA" means the ADESA Director Compensation Deferral Plan.

        1.23 "Director Stock Plan" when preceded by "ALLETE" means the ALLETE Director Stock Compensation Plan, and when preceded by "ADESA" means the ADESA Director Compensation Plan.

        1.24 "DOL" means the United States Department of Labor.

        1.25 "Employee Stock Purchase Plan" when preceded by "ALLETE" means the ALLETE and Affiliated Companies Employee Stock Purchase Plan and when preceded by "ADESA" means the ADESA, Inc. Employee Stock Purchase Plan.

        1.26 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        1.27 "Executive Long-Term Stock Incentive Compensation Plan," means the ALLETE Executive Long-Term Stock Incentive Compensation Plan.

        1.28 "IPO" is defined in the Recitals hereto.

        1.29 "IPO Date" means the closing of the IPO, which is currently scheduled to occur during the second quarter of 2004.

        1.30 "IPO Registration Statement" is defined in the Recitals hereto.

        1.31 "IRS" means the United States Internal Revenue Service.

        1.32 "Liabilities" means all debts, liabilities, guarantees, assurances, commitments, and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto. For this purpose, "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

        1.33 "Master Separation Agreement" means the Master Separation Agreement, dated as of                            , 2004, of which this Agreement is Exhibit [E] thereto.

        1.34 "Option," when immediately preceded by "ALLETE," means an option to purchase ALLETE common stock pursuant to a Stock Plan. When immediately preceded by "ADESA," "Option" means an option to purchase ADESA common stock pursuant to a Stock Plan.

        1.35 "Participating Company" means: (a) ADESA; (b) any Person (other than an individual) that ALLETE has approved for participation in, has accepted participation in, and which is participating in, a Plan sponsored by ALLETE; and (c) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

        1.36 "Pension Plan," means any qualified pension plan maintained by ALLETE.

        1.37 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

        1.38 "Plan" means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, directors or consultants of ALLETE or ADESA.

        1.39 "Revenue" means net revenue as determined in accordance with generally accepted accounting principles.

        1.40 "SEC" means the United States Securities and Exchange Commission.

        1.41 "Spin-off" is defined in the Recitals hereto.

        1.42 "Spin-off Date" means the effective date of the Spin-off.

        1.43 "Stock Plan," when immediately preceded by "ALLETE," means the ALLETE, Inc. Executive Long-Term Incentive Compensation Plan and ALLETE Director Long-Term Stock Incentive Plan and ALLETE Director Stock Compensation Plan or any other plan, program, agreement or arrangement, other than the ALLETE and Affiliated Companies Employee Stock Purchase Plan, pursuant to which employees hold Options or other ALLETE equity incentives. When immediately preceded by "ADESA," "Stock Plan" means the ADESA, Inc. 2004 Equity and Incentive Plan and ADESA, Inc. Director Compensation Plan.

        1.44 "Subsidiary" of any person means a corporation or other organization within the meaning of Section 424(f) of the Code.

        1.45 "Transfer Date" means, with respect to any Plan, the date on which ADESA Transferred Employees cease to participate in the applicable ALLETE Plan and become covered by the corresponding ADESA Plan.

ARTICLE II

GENERAL PRINCIPLES

        2.1    Assumption of ADESA Liabilities.    Except (i) as specified otherwise in this Agreement, (ii) as set forth on Schedule 2.1 or (iii) as mutually agreed upon by ADESA and ALLETE from time to time, effective as of the IPO Date, ADESA hereby assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities of, or relating to, ADESA Employees relating to, arising out of, or resulting from future, present or former employment with ADESA (including Liabilities relating to, arising out of, or resulting from ALLETE Plans and ADESA Plans).

        2.2    ADESA Under No Obligation to Maintain Plans.    Except as specified otherwise in this Agreement, nothing in this Agreement shall preclude ADESA at any time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any ADESA Plan, any benefit under any ADESA Plan or any trust, insurance policy or funding vehicle related to any ADESA Plans, or any employment or other service arrangement with ADESA Employees or ADESA Transferred Employees or vendors (to the extent permitted by law).

        2.3    ADESA's Participation in ALLETE Plans.

          (a)    Equity Plans.    Except as specified otherwise in this Agreement, as of the Spin-off Date, all ADESA Employees shall cease to participate in the ALLETE, Inc. Executive Long-Term Incentive Compensation Plan and the ALLETE and Affiliated Companies, Inc. Employee Stock Purchase Plan.

          (b)    Director Plans.    Each ALLETE Director shall cease to be a participant in the ALLETE Director Long-Term Stock Incentive Plan, the ALLETE Director Compensation Deferral Plan and the ALLETE Director Stock Compensation Plan as of the date on which such ALLETE Director ceases to serve on the ALLETE Board. Such date shall be referred to herein as the "Director's Transfer Date."

        2.4    Terms of Participation by ADESA Transferred Employees in ADESA Plans.    Except as specified otherwise in this Agreement, with respect to ADESA Transferred Employees, each ADESA Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Transfer Date, were recognized under the corresponding ALLETE Plan shall, as of the Transfer Date, receive full recognition and credit and be taken into account under such ADESA Plan to the same extent as if such items occurred under such ADESA Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any applicable "service bridging," "break in service," "employment date," or "eligibility date" rules under the ADESA Plans and the ALLETE Plans.

ARTICLE III

RETIREMENT PLANS

        3.1    ALLETE Qualified Retirement Plans.    Except as otherwise agreed by ALLETE and ADESA, as of the IPO Date (or such other date as ALLETE and ADESA may mutually agree), all ADESA Transferred Employees shall cease to participate in any Pension Plans and shall be treated as terminated employees under the applicable terms of each Pension Plan.

        3.2    ALLETE Supplemental Executive Retirement Plan.

          (a)   The ALLETE Supplemental Executive Retirement Plan ("SERP") shall be amended to provide that a cessation of service with ALLETE and immediate commencement of service with ADESA shall not result in a payment of benefits under the ALLETE SERP, provided that such payment of benefits shall commence upon such ADESA Transferred Employee's termination of employment with ADESA. For those ADESA Transferred Employees set forth on Schedule 3.2(a), employment with ADESA shall count under the ALLETE SERP as employment at ALLETE for purposes of vesting.

          (b)   ADESA shall make annual payments to the ADESA SERP as set forth on Schedule 3.2(b).

        3.3    Minnesota Power Investment Plan I and II.    The Minnesota Power Executive Investment Plans I and II shall be amended to provide that a cessation of service with ALLETE and immediate commencement of service with ADESA shall not result in a payment of benefits under the Minnesota Power Executive Investment Plans I and II and that such payment of benefits shall commence upon such ADESA Transferred Employee's termination of employment with ADESA.

        3.4    Term Life Insurance Policies.    ADESA shall purchase term life insurance policies on behalf of the ADESA Transferred Employees set forth on Schedule 3.4 in such amounts as set forth on such Schedule. Such policies shall remain in effect for such period of time as such ADESA Transferred Employees remain actively employed by ADESA or an Affiliate of ADESA.

ARTICLE IV

WORKERS' COMPENSATION PLANS

        4.1    Assumption of ALLETE and ADESA Workers' Compensation Plan Liabilities by ADESA.    Effective as of the IPO Date, ADESA shall assume and be solely responsible for all Liabilities relating to, arising out of, or resulting from claims filed by ADESA Employees ("ADESA Claims") whether incurred before or after the IPO Date.

ARTICLE V

EQUITY AND OTHER COMPENSATION

        5.1    ALLETE Options.    At the time of the Spin-off Date each Option to purchase ALLETE common stock held by employees and directors of ADESA and ALLETE will be adjusted as follows.

          (a)   Each Option that is held by an ADESA Employee or ADESA Director will be converted into an Option to acquire shares of ADESA common stock. The number of shares of ADESA common stock subject to the converted option shall be equal to the number of shares of ALLETE stock subject to the original option multiplied by the ADESA Option Ratio and the per share exercise price of the converted option shall be equal to the per share exercise price of the original Option divided by the ADESA Option Ratio. The terms and conditions of the original Option, including but not limited to vesting and expiration shall apply to the adjusted Option provided that service with ADESA shall be treated as service with ALLETE, provided, however, that with respect to any outstanding Options held by the individuals set forth on Schedule 5.1(a), any reference to retirement shall mean such individual terminating employment with ADESA after attaining age fifty (50). Any shares of ADESA common stock issued pursuant to this Section 5.1 shall be issued from the pool of shares of ADESA common stock available for issuance under the ADESA, Inc. 2004 Equity and Incentive Plan.

          (b)   Each Option to acquire shares of ALLETE common stock that is held by an ALLETE Employee or an ALLETE Director who will remain an ALLETE Employee or ALLETE Director, as applicable following the Spin-off, shall be adjusted into a new Option to acquire shares of ALLETE common stock. The number of shares of ALLETE common stock subject to the converted Option shall be equal to the number of shares of ALLETE common stock subject to the original Option multiplied by the ALLETE Option Ratio and the per share exercise price of the converted Option shall be equal to the per share exercise price of the original Option divided by the ALLETE Option Ratio. All other terms and conditions of the original Option shall apply to the adjusted Option.

          (c)   Any ALLETE Director who will continue to serve as an ALLETE Director and will simultaneously serve as an ADESA Director shall retain each ALLETE Option held immediately prior to the Spin-Off Date and shall receive one Option to purchase ADESA common stock for each ALLETE Option held. At the time of the Spin-Off Date the exercise price of each Option to purchase ALLETE common stock shall be equal to the per share exercise price of the original Option divided by the ALLETE Option Ratio and the exercise price of each Option to purchase ADESA common stock shall be equal to the per share exercise price of the Option divided by the ADESA Option Ratio. The ALLETE and ADESA Options shall be separately exercisable. All other terms and conditions of the original Options shall apply to the ALLETE and ADESA Options.

          (d)    Certain Non-U.S. Optionees.    Except as may otherwise be agreed upon by ALLETE and ADESA, this Section 5.1 shall also govern the treatment of ALLETE Options held by Non-U.S. ADESA Employees and non-U.S. Directors.

        5.2    Employee Stock Purchase Plan.    Through the Spin-off Date, ADESA Transferred Employees shall remain eligible to participate in the ALLETE and Affiliated Companies Employee Stock Purchase Plan. As of the Spin-off Date, ADESA Transferred Employees shall be treated as terminated ALLETE employees under the terms of the ALLETE and Affiliated Companies Employee Stock Purchase Plan and shall be eligible to participate in the ADESA Employee Stock Purchase Plan upon its effective date. ADESA shall be under no obligation to establish any stock purchase plan for the ADESA Employees.

        5.3    Other ALLETE Equity Awards.    At the time of the Spin-off, outstanding ALLETE equity awards will be treated as follows:

          (a)    ALLETE Performance Shares.    ALLETE Performance Shares held by ADESA Transferring Employees and ADESA Transferring Directors shall be converted into ADESA Performance Shares and outstanding ALLETE Performance Shares held by continuing employees and directors of ALLETE will be adjusted into new ALLETE Performance Shares, in each case as follows:

              (i)  ALLETE Performance Shares held by an ADESA Employee or ADESA Director (except any ADESA Director who is also an ALLETE Director) will be converted at the time of the Spin-off into ADESA Performance Shares. The number of ADESA Performance Shares shall be equal to the number of original ALLETE Performance Share multiplied by the ADESA Option Ratio. The terms and conditions of the original ALLETE Performance Shares, including but not limited to vesting and expiration shall apply to the new ADESA Performance Shares provided that service with ADESA shall be treated as service with ALLETE.

             (ii)  ALLETE Performance Shares held by an ALLETE Employee or ALLETE Director (except any ADESA Director who is also an ALLETE Director) will be converted at the time of the Spin-off to adjusted ALLETE Performance Shares. The number of adjusted ALLETE Performance Shares shall equal the number of original ALLETE Performance Share multiplied by the ALLETE Option Ratio. The terms and conditions of each original ALLETE Performance Share, including but not limited to vesting and expiration shall continue to apply to the adjusted ALLETE Performance Share.

            (iii)  ALLETE Performance Shares held by an ALLETE Director who is also an ADESA Director at the time of the Spin-Off will retain all ALLETE Performance Shares held immediately prior to the Spin-Off Date and will receive one ADESA Performance Share for each ALLETE Performance Share held immediately prior to the Spin-Off Date. The terms and conditions of the ALLETE Performance shares shall continue to apply to the ALLETE Performance Shares and shall also apply to the ADESA Performance Shares.

          (b)    Deferred Stock Units.    Except as set forth on Schedule 5.3, ALLETE Deferred Stock Units held by ADESA Transferring Employees shall be converted into ADESA Deferred Stock Units and outstanding ALLETE Deferred Stock Units held by continuing employees and directors of ALLETE will be adjusted into new ALLETE Deferred Stock Units, in each case as follows:

              (i)  ALLETE Deferred Stock Units held by an ADESA Employee will be converted at the time of the Spin-off into ADESA Deferred Stock Units. The number of new ADESA Deferred Stock Unit shall be equal to the number of ALLETE Deferred Stock Units multiplied by the ADESA Option Ratio. The terms and conditions of the original ALLETE Deferred Stock Units shall apply to the new ADESA Deferred Stock Units provided that service with ADESA shall be treated as service with ALLETE. ADESA Employees identified on Schedule 5.3(b)(i) shall terminate their participation in the ALLETE SERP effective as of the Spin-Off Date. The Deferred Stock Units under the ALLETE SERP in respect of each ADESA Employee shall be transferred to the ADESA SERP as of the Spin-Off Date and ADESA shall assume such Liability.

             (ii)  ALLETE Deferred Stock Units held by an ALLETE Employee or ALLETE Director will be converted at the time of the Spin-off into adjusted ALLETE Deferred Stock Units. The number of adjusted ALLETE Deferred Stock Units shall equal the number of original ALLETE Deferred Stock Units multiplied by the ALLETE Option Ratio. The terms and conditions of the original ALLETE Deferred Stock Units shall continue to apply to the adjusted ALLETE Deferred Stock Units.

          (c)    Enventis Retention Stock Awards.    At the Spin-Off Date, any outstanding equity awards issued pursuant to the Stock Purchase Agreement by and between ALLETE, Inc., and Enventis Telecom, Inc. dated as of July 31, 2001 shall be treated in accordance with Section 5.3(a)(ii).

        5.4    Director Compensation Deferral Plan.    ADESA Directors shall cease their participation in the ALLETE Director Compensation Deferral Plan as of each such Director's Transfer Date. The account balance under the ALLETE Director Compensation Deferral Plan in respect of each ADESA Transferred Director shall be transferred to the ADESA Director Compensation Deferral Plan as of such Director's Transfer Date and ADESA shall assume such Liability.

        5.5    Administrative Services.    To the extent not provided otherwise in this Article, ALLETE shall provide certain administrative services to ADESA during the period between the IPO date and the Spin-off Date in conjunction with both the ALLETE and ADESA Plans relating to equity and other compensation in such manner as ALLETE and ADESA may mutually agree. ADESA shall reimburse ALLETE for any and all direct and indirect costs as agreed to by the parties in the Master Separation Agreement and/or the Master Transitional Services Agreement.

ARTICLE VI

ADMINISTRATIVE PROVISIONS

        6.1    Administrative Expenses Not Chargeable to a Trust.    Effective as of the IPO Date, to the extent not charged pursuant to the Master Separation Agreement or another Ancillary Agreement, and to the extent not otherwise agreed to in writing by ALLETE and ADESA, and to the extent not chargeable to a trust established in connection with a ALLETE Plan, ADESA shall be responsible, through either direct payment or reimbursement to ALLETE in accordance with the Master Separation Agreement and/or the Master Transitional Services Agreement, for its allocable share of actual third party and/or vendor costs and expenses incurred by ALLETE and additional costs and expenses, subject to the methodology reasonably agreed upon by ALLETE and ADESA, in the administration of (a) the ALLETE Plans while ADESA participates in such ALLETE Plans, and (b) the ADESA Plans, to the extent ALLETE procures, prepares, implements and/or administers such ADESA Plans.

        6.2    Sharing of Participant Information.    In addition to the responsibilities and obligations of ALLETE and ADESA specified the Master Separation Agreement, ALLETE and ADESA shall share, or cause to be shared to the extent permitted under applicable law, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the ALLETE Plans and the ADESA Plans during the respective periods applicable to such Plans as ADESA and ALLETE may mutually agree). ALLETE and ADESA and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

        6.3    Beneficiary Designation.    All beneficiary designations made by ADESA Employees and ADESA Transferred Employees for the ALLETE Plans shall be transferred to and be in full force and effect under the corresponding ADESA Plans, in accordance with the terms of each such applicable ADESA Plan, until such beneficiary designations are replaced or revoked by the ADESA Employees and ADESA Transferred Employee who made the beneficiary designation.

        6.4    Requests for IRS and DOL Opinions.    ALLETE and ADESA shall make such applications to regulatory agencies, including the IRS and DOL, as may be necessary or appropriate. ADESA and ALLETE shall cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which ALLETE and/or ADESA elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion from the DOL.

        6.5    Fiduciary Matters.    ALLETE and ADESA each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and that no party shall be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party's good faith determination that to do so would violate such a fiduciary duty or standard.

        6.6    Tax Cooperation.    In connection with the interpretation and administration of this Agreement, ALLETE and ADESA shall take into account the agreements and policies established pursuant to the Master Separation Agreement and the parties' intent to qualify the Separation as a tax-free reorganization under Code Sections 355 and 368(a)(1)(D).

ARTICLE VII

EMPLOYMENT-RELATED MATTERS

        7.1    Personnel Records.    Subject to applicable laws on confidentiality and data protection, ALLETE shall deliver to ADESA prior to the IPO date (or such other date as ALLETE and ADESA may actually agree), personnel records of ADESA Transferred Employees to the extent such records relate to ADESA Transferred Employees' active employment by, leave of absence from, or termination of employment with ALLETE.

        7.2    Confidentiality and Proprietary Information.    No provision of the Master Separation Agreement or any Ancillary Agreement shall be deemed to release any individual for any violation of any ALLETE non-competition guidelines or any agreement or policy pertaining to confidential or proprietary information of any member of the ALLETE Group, or otherwise relieve any individual of his or her obligations under such non-competition guideline, agreement, or policy.

        7.3    Non-Termination of Employment; No Third-Party Beneficiaries.    Except as specified in this Agreement, no provision of this Agreement, the Master Separation Agreement, or any Ancillary

Agreement shall be construed to create any right or accelerate entitlement to any compensation or benefit whatsoever on the part of any ADESA Employee, ADESA Transferred Employee or other former, present or future employee of ALLETE or ADESA under any ALLETE Plan or ADESA Plan or otherwise. Without limiting the generality of the foregoing: (a) except with respect to participation in ALLETE Stock Plans and the ALLETE Employee Stock Purchase Plan, neither the IPO nor the Spin-off, nor the termination of the Participating Company status of ADESA shall cause any employee to be deemed to have incurred a termination of employment; and (b) no transfer of employment between ALLETE and ADESA before the Spin-off Date shall be deemed a termination of employment for any purpose hereunder.

        7.4    Employment Litigation.    ADESA shall have the sole responsibility for all employment-related claims regarding ADESA Employees and ADESA Transferred Employees that exist, or come into existence, on or after the IPO Date relating to, arising out of, or resulting from their employment with ADESA.

ARTICLE VIII

GENERAL PROVISIONS

        8.1    Effect if IPO and/or Spin-off Does Not Occur.    Subject to Section 8.10, if the IPO and/or Spin-off does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO date or the Spin-off Date, or otherwise in connection with the IPO or the Spin-off, shall not be taken or occur except to the extent specifically agreed by ADESA and ALLETE.

        8.2    Relationship of Parties.    Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

        8.3    Affiliates.    Each of ALLETE and ADESA shall cause to be performed and hereby guarantee the performance of any and all actions of each of the respective Affiliates of ALLETE and ADESA which such actions are necessary or appropriate to effectuate.

        8.4    Incorporation of Master Separation Agreement Provisions.    The provisions of Article V (relating to Covenants and Other Matters) of the Master Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein.

        8.5    Governing Law.    To the extent not preempted by applicable federal law, including, without limitation, ERISA, the Code and applicable securities laws, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of law principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, performance and remedies.

        8.6    Assignment.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party's reincorporation. Notwithstanding the foregoing, each party (or its successive assignees or transferees hereunder) may, without such consent, assign or transfer this Agreement, to a Person that succeeds to all or substantially all of its business or assets of such party as long as such Person agrees to accept all of the terms set forth herein.

        8.7    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest possible extent.

        8.8    Interpretation.    The headings contained in this Agreement or any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article of, Section of, or Schedule to this Agreement unless otherwise indicated.

        8.9    Amendment.    The Board of Directors of ADESA and ALLETE may mutually agree to amend the provisions of this Agreement at any time or times, for any reason, either prospectively or retroactively, to such extent and in such manner as the Boards mutually deem advisable. Each Board may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable. The General Counsel of ALLETE and the General Counsel of ADESA have full power and authority to mutually adopt an amendment to this Agreement (subject to each of their authority to amend Plans). No change or amendment will be made to this Agreement, except by an instrument in writing signed by authorized individuals.

        8.10    Termination.    This Agreement may be terminated and the IPO abandoned at any time prior to the IPO Date by and in the sole discretion of ALLETE without the approval of ADESA. This Agreement may be terminated at any time after the IPO Date and before the Spin-off Date by mutual consent of ALLETE and ADESA. In the event of termination pursuant to this Section, no party shall have any liability of any kind to the other party.

        8.11    Conflict.    In the event of any conflict between the provisions of this Agreement and the Master Separation Agreement, any Ancillary Agreement, or Plan, the provisions of this Agreement shall control.

        8.12    Counterparts.    This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

ALLETE, Inc.
By:

Name:

Title:

ADESA, Inc.
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EMPLOYEE AND DIRECTOR MATTERS AGREEMENT by and between ALLETE, Inc. and ADESA, Inc. May , 2004